Exhibit 3.158
(Illegible Text)

FILED In the Office of the Secretary of State of Texas

MAY 02 1996

Corporations Section
ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
INFO-HIGHWAY INTERNATIONAL, INC.
     Pursuant to the provisions of Article 4 04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation
ARTICLE ONE
     The name of the corporation is INFO-HIGHWAY INTERNATIONAL, INC.
ARTICLE TWO
     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 9,1996
     ARTICLE FOUR of the previous Articles of incorporation is deleted in its entirely The old text of ARTICLE FOUR was as follows
     “The aggregate number of shares winch the corporation shall have authority to issue is ONE HUNDRED THOUSAND (100,000) shares of Class A voting stock of the par value of ONE AND NO/100 DOLLARS ($1 00) each and ONE THOUSAND (1000) shares of Class B non-voting stock of the par value of ONE AND NO/100 ($1 00) each”
     In its place is substituted the following text of the new ARTICLE FOUR
     “The aggregate number of shares which the Corporation shall have authority to issue is TWENTY MILLION (20,000,000) shares of common stock of the par value of (Illegible Text) each and ONE THOUSAND (1000) shares of Class B non-voting stock of the par value of ONE AND NO/100($1 00) each Further, the existing shareholders shall turn in all outstanding shares of Class A voting stock, and shall exchange each share for 50 shares of the new common stock”
ARTICLE THREE
     The number of shares of the corporation outstanding at the time of the adoption was 92,000, and the number of shares entitled to vote on the amendment was 92,000
ARTICLE FOUR
     The number of shares that voted for the amendment was 92,000, and the number of the shares that voted against the amendment was zero(0)

ARTICLE FIVE
     Since equivalent amounts of shares were issued for previously outstanding shares, and no new consideration, was received for such shares, there was no change in the stated capital of the Corporation as a result of these amendments
Dated April 10, 1996

INFO-HIGHWAY INTERNATIONAL, INC
By	/s/ Tony Howlett
Tony Howlett, President